EXHIBIT 99.1
Lauren Daley

August 4, 2014

VIA CERTIFIED MAIL & ELECTRONIC MAIL

PhotoMedex, Inc.
Gatorade Acquisition Corp.
Radiancy, Inc.
PhotoMedex Technology, Inc.
Lumiere, Inc.
c/o PhotoMedex, Inc.
100 Lakeside Drive
Horsham, PA 19044
Attention:  Dennis McGrath
E-mail:  dmcgrath@photomedex.com

Re:           Reservation of Rights

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 12, 2014 (as amended, supplemented or otherwise modified, the “Credit Agreement”), by and among PhotoMedex, Inc., as borrower (the “Borrower”), the Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), among others.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 6.11(a) of the Credit Agreement, the Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter in calendar year 2014 to be greater than 2.50 to 1.00.  Section 6.11(b) of the Credit Agreement provides that  the Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive quarters to be less than 1.25 to 1.00.  Pursuant to clause (d) of Article VII of the Credit Agreement, an Event of Default shall occur in the event that any Loan Party fails to observe or perform any covenant, condition or agreement contained in Article VI.  The Borrower has advised the Administrative Agent and the Lenders that (i) the Leverage Ratio for the fiscal quarter ending June 30, 2014 was greater than 2.50 to 1.00 and (ii) the Fixed Charge Coverage Ratio for the trailing 12 months ending June 30, 2014 was less than 1.25 to 1.00.  Accordingly, Events of Default have occurred and are continuing for failure to comply with Sections 6.11(a) and (b) of the Credit Agreement for the fiscal quarter ending on June 30, 2014  (the “Specified Defaults”) which Specified Defaults may not be cured.

JPMorgan Chase Bank, N.A. • NY1-T004, 106 Corporate Park, 2nd. Fl., White Plains, NY  10604-3806

Telephone: 914-993-2255 Facsimile: 914-993-2260
lauren.daley@chase.com

The Administrative Agent hereby expressly reserves all of its rights and remedies with respect to the Specified Defaults and any other Defaults or Events of Default which may now exist or hereafter occur under the Credit Agreement or any of the other instruments, documents, and agreements executed in connection therewith (collectively, the “Loan Documents”), including, without limitation, the right to impose interest at the default rate and declare the obligations of the Borrower under the Credit Agreement and the other Loan Documents immediately due and payable.

The election of the Administrative Agent and the Lenders at this time not to enforce their rights or exercise their remedies does not constitute a waiver by the Administrative Agent or the Lenders of, or an agreement by the Administrative Agent or the Lenders to forbear from enforcing or exercising, any present or future rights or remedies that they may have under the Credit Agreement, the other Loan Documents or applicable law (including acceleration of the outstanding credits), nor shall it be a bar to the exercise of any of the Administrative Agent’s or the Lenders’ rights and remedies at a later date.

Nothing herein or in previous or subsequent communications or discussions between the Borrower, counsel to the Borrower, the Administrative Agent, or counsel to the Administrative Agent shall prejudice or be deemed to constitute a waiver of, or estoppels or forbearance by the Administrative Agent with respect to, any of its rights and remedies under the Credit Agreement, the other Loan Documents, or applicable law, all of which are expressly reserved.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:         /s/ Lauren Daley

Name:  Lauren Daley

Title: Authorized Officer

cc:           Ron Franklin, Esq. (via electronic mail)
Rick Hyman, Esq. (via electronic mail)